Exhibit 99

ICT GROUP FINANCIAL MEDIA CONTACT:	ICT GROUP INVESTOR CONTACT:
BERNS COMMUNICATIONS GROUP, LLC	MBS VALUE PARTNERS
Michael McMullan	Betsy Brod
212-994-4660	212-750-5800

ICT GROUP REPORTS STRONG THIRD QUARTER

REVENUE AND EARNINGS GROWTH

NEWTOWN, PA, OCTOBER 26, 2006 – ICT GROUP, INC. (NASDAQ: ICTG), today reported results for the third quarter ended September 30, 2006.

Revenue for the third quarter of 2006 increased to $106.4 million, compared to $99.9 million in last year’s third quarter; operating income was $4.9 million, and net income was $5.0 million. Last year’s third quarter operating income of $7.8 million and net income of $5.5 million included the impact of a pre-tax gain of $4.1 million from an insurance settlement and a net benefit of $680,000 of income tax adjustments. Excluding these items, 2006 third quarter operating income increased 34% from the prior year’s $3.7 million, and net income increased 121% from the prior year’s $2.3 million. In addition, third quarter 2006 results include a share-based compensation expense of $642,000, or $0.03 per diluted share, for which there was no comparable expense in the third quarter of 2005.

Diluted earnings per share in this year’s third quarter were $0.32, benefiting from the effects of a reduction in the Company’s effective income tax rate for full year 2006 to 14% from 21%. In last year’s third quarter, diluted earnings per share were $0.42. Excluding the previously mentioned insurance settlement and income tax adjustments, third quarter 2005 diluted earnings per share were $0.18. Also, diluted earnings per share for the third quarter of 2006 were computed using 15.89 million shares, up 22.4% from the 12.98 million shares used in computing diluted earnings per share for the third quarter of 2005, primarily due to the Company’s equity offering completed in April 2006.

Total call volume handled by ICT GROUP increased 15% from 3.9 million hours in the third quarter of 2005 to 4.5 million hours in the third quarter of 2006. Call volume handled at the Company’s offshore operations, predominantly the Philippines, increased 80% year over year, and accounted for 29% of ICT GROUP’s total call volume in this year’s third quarter, compared to 19% in the third quarter of 2005.

“ICT GROUP generated solid revenue growth, strong year-over-year profitability improvement and positive momentum in the third quarter by solid execution of our strategy to diversify our customer base, expand our service offerings, strengthen our competitive position in key vertical markets, grow our operations in lower-cost, higher-margin offshore locations and lower our effective tax rate,” stated John J. Brennan, Chairman and Chief Executive Officer of ICT GROUP.

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ICT GROUP REPORTS STRONG THIRD QUARTER REVENUE AND EARNINGS GROWTH (CONT.)

In the third quarter of 2006, Services revenue increased 11% year over year to $77.3 million and represented 73% of total revenue for the period. Despite an increase in call volume, Sales revenue declined 3% in the third quarter of 2006 from last year’s third quarter levels to $29.0 million, as a result of the shift of Sales programs to lower-priced, offshore contact centers. Sales programs accounted for 27% of total Company revenue in this year’s third quarter.

Mr. Brennan continued, “During this year’s third quarter, the healthcare sector was our strongest performer, posting year-over-year growth of 48%, as we continued to expand our presence in this vertical market. The Company captured a broad mix of new programs from new and existing clients during the quarter, in the financial services, travel, healthcare, energy services and telecommunications sectors for customer service, patient assistance, telesales, marketing, technology and BPO solutions.”

“We are continuing to build workstation capacity to address increasing customer demand. In the third quarter, we added 460 workstations and expect to add 500 more in the fourth quarter, which would bring our 2006 year-end workstation total to approximately 12,300.”

Business conditions continue strong for the outsourced services provided by ICT GROUP, and the Company’s growth strategy remains on track. Fourth quarter 2006 call volume is expected to increase approximately 18% from comparable year-ago levels, with offshore operations accounting for approximately 31% of total call production, compared to 19% in the 2005 fourth quarter. As a result, the Company currently anticipates that fourth quarter 2006 revenue will range from $116 to $118 million and diluted earnings per share will range from $0.36 to $0.40, based on an effective tax rate of 14% and approximately 16 million shares. For full year 2006, ICT GROUP currently anticipates revenue in the range of $447 to $449 million and diluted earnings per share of $1.15 to $1.19.

“We see significant growth potential for the services we provide across our targeted verticals, and we expect to leverage our strong market position and expansive global infrastructure to take advantage of strategic opportunities in the periods ahead. For 2007, the Company currently expects call volume to increase approximately 20%, revenue to increase approximately 10% and net income to increase approximately 35%, compared to full year 2006,” concluded Mr. Brennan.

Conference Call:

The Company will hold a conference call today, Thursday, October 26, 2006, at 9:00 a.m. EDT. Investors may access the call by visiting the ICT GROUP website at www.ictgroup.com. If you are unable to participate during the live webcast, a replay of the call will be available on the website through November 2, 2006.

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ICT GROUP REPORTS STRONG THIRD QUARTER REVENUE AND EARNINGS GROWTH (CONT.)

ICT GROUP, headquartered in Newtown, Pa., is a leading global provider of customer management and business process outsourcing solutions. The Company provides a comprehensive mix of customer care/retention, acquisition, up-selling/cross-selling, technical support, market research and database marketing as well as e-mail management, data entry/collections, claims processing and document management services, using its global network of onshore, near-shore and offshore operations. ICT GROUP also provides interactive voice response (IVR) and advanced speech recognition solutions as well as hosted Customer Relationship Management (CRM) technologies, available for use by clients at their own in-house facility or on a co-sourced basis in conjunction with the Company’s fully integrated contact center operations. To learn more about ICT GROUP, visit the Company’s website at www.ictgroup.com.

Important Cautionary Information Regarding Forward-Looking Statements:

This press release contains certain forward-looking statements, such as expected call volumes, offshore call production, workstation expansion, revenue and earnings and the anticipated demand for ICT GROUP’s services. The forward-looking statements involve assumptions and are subject to substantial risks and uncertainties. Whenever possible, forward-looking statements are preceded by, followed by or include the words “believes,” “expects,” “anticipates” or similar expressions, which speak only as of the date the statement is made. ICT GROUP assumes no obligation to update any such forward-looking statements. For such statements, ICT GROUP claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Actual events or results of operations, cash flows and financial condition of ICT GROUP may differ materially from those discussed in the forward-looking statements as a result of various factors, including without limitation, those discussed in ICT GROUP’s annual report on Form 10-K for the year ended December 31, 2005, and other documents, such as reports on Form 8-K and reports on Form 10-Q filed by ICT GROUP with the Securities and Exchange Commission. Although ICT GROUP believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct and we undertake no obligation to update such expectations.

Important factors that could cause actual results to differ materially from ICT GROUP’s expectations, or that could materially and adversely affect ICT GROUP’s financial condition, may include, but are not limited to, the following, many of which are outside ICT GROUP’s control: customer demand for a client’s product or service, the client’s budgets and plans and other conditions affecting the client’s industry, interest and foreign currency exchange rates (including the effectiveness of strategies to manage fluctuations in these rates), a client invoking cancellation or similar provisions of the client contract, demand for labor and the resulting impact on labor rates paid by ICT GROUP, unanticipated labor difficulties, unanticipated contract or technical difficulties, identifying and opening planned contact centers within timeframes necessary to meet client demands, reliance on strategic partners, industry and government regulation affecting ICT GROUP or its clients, reliance on telecommunications and computer technology, general and local economic conditions, competitive pressures in ICT GROUP’s industry, the cost to prosecute, defend or settle litigation by or against ICT GROUP, judgments, orders, rulings and other developments in or affecting litigation by or against ICT GROUP, ICT GROUP’s capital and financing needs, ICT GROUP’s ability to integrate acquired businesses, terrorist attacks and the impact of war. These factors, as well as others, such as conditions in the securities markets and actual or perceived results or developments affecting companies in our industry, could affect the trading price of our common stock.

(Tables Follow)

ICT GROUP, INC.

Condensed Consolidated Statements of Operations (Unaudited)

(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
REVENUE	$106,357	$99,921	$330,749	$290,931

OPERATING EXPENSES: Cost of Services	63,350	61,155	200,126	175,872
Selling, general and administrative (including share-based compensation expense of $642 and $0 for the three months and $1,631 and $0 for the nine months)	38,071	35,070	116,632	105,637
Litigation recovery and costs	—	(4,064)	—	(3,496)

	101,421	92,161	316,758	278,013

Operating income	4,936	7,760	13,991	12,918
Interest (income) expense, net	(241)	656	376	1,802

Income before income taxes	5,177	7,104	13,615	11,116
Income taxes	134	1,632	1,906	2,836

Net income	$5,043	$5,472	$11,709	$8,280

Diluted earnings per share	$0.32	$0.42	$0.79	$0.64

Shares used in computing diluted earnings per share	15,886	12,981	14,886	12,917

Reconciliation of Operating Income to Adjusted Operating Income and Adjusted Net Income to Eliminate

the Effect of Litigation Recovery and Costs Related to the Class Action Litigation Settled in 2005

and Income Tax Adjustments(1)

(Unaudited)

Adjusted Results of Operations:
Operating income, as reported	$7,760	$12,918
Litigation recovery and costs	(4,064)	(3,496)

Adjusted operating income	3,696	9,422
Interest expense, net	656	1,802
Adjusted income taxes	759	2,133

Adjusted net income	$2,281	$5,487
Adjusted earnings per share	$0.18	$0.42

Shares used in computing adjusted earnings per share	12,981	12,917

(1)	During the third quarter of 2005, the Company recorded a $1.3 million reduction in income taxes payable related to changes in the structure of its Philippines operations, partially offset by a $620,000 increase in a tax valuation reserve.

ICT GROUP, INC.

Condensed Consolidated Balance Sheets (Unaudited)

(In thousands)

	September 30, 2006	December 31, 2005
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$37,117	$10,428
Accounts receivable, net	80,354	82,656
Other current assets	13,807	15,811

Total current assets	131,278	108,895
PROPERTY AND EQUIPMENT, net	58,792	56,924
OTHER ASSETS	7,831	6,940

	$197,901	$172,759

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable and other current liabilities	$38,070	$52,174

Total current liabilities	38,070	52,174
LONG-TERM DEBT	—	35,000
OTHER LIABILITIES	4,639	4,573
TOTAL SHAREHOLDERS’ EQUITY	155,192	81,012

	$197,901	$172,759

WORKSTATIONS AT PERIOD END	11,790	10,662

NEWS RELEASE

ICT GROUP, INC.

800-799-6880

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